Pacer Advisors, Inc.
16 Industrial Blvd
Suite 201
Paoli, Pennsylvania 19301

May 15, 2015

Joe M. Thomson, President and Chairman
Pacer Funds Trust
16 Industrial Blvd
Suite 201
Paoli, Pennsylvania 19301

Dear Mr. Thomson:

Re:	Subscription for Shares of Pacer U.S. Export Leaders ETF (the “Fund”)

Pacer Advisors, Inc. offers to purchase from Pacer Funds Trust 4,000 shares of beneficial interest of the Fund, a series of Pacer Funds Trust, at a price of $25.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable, upon issuance of such shares and receipt of said payment (the “Initial Shares”).

Pacer Advisors, Inc. represents and warrants that the Initial Shares will be held for investment purposes and are not being purchased with any present intent of redeeming or selling the same; provided, however, that Pacer Advisors, Inc. may redeem the Initial Shares immediately prior to the commencement of the public offering of Fund shares if it promptly purchases shares of the Fund of equal value in the secondary market.

Sincerely,

Pacer Advisors, Inc.

_/s/ Joe M. Thomson
Joe M. Thomson
President

Accepted and Agreed

Pacer Funds Trust

/s/ Joe M. Thomson
Joe M. Thomson
President and Chairman